Exhibit 2.1

Date: 26 March 2018

GKN PLC

DANA INCORPORATED

AMENDMENT NO.1

to the

SEPARATION AGREEMENT

relating to the GKN Driveline Business

Macfarlanes LLP

20 Cursitor Street

London EC4A 1LT

AMENDMENT NO.1 TO THE

SEPARATION AGREEMENT

This agreement is dated 26 March 2018 and is made between:

1	GKN plc, whose registered office is at PO Box 55, Ipsley House Ipsley Church Lane, Redditch, Worcestershire, B98 0TL (registered in England No. 04191106) (“GKN”); and

2	Dana Incorporated, whose registered office is at The Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, Wilmington, New Castle, Delaware 19801 (registered in Delaware, USA under file number 4469758) (“Dana”).

BACKGROUND

A	GKN and Dana entered into a separation agreement relating to the GKN Driveline Business on 9 March 2018 (the “Separation Agreement”). Capitalised terms used and not otherwise defined in this agreement shall have the meaning given to them in the Separation Agreement except where the context otherwise requires.

B	The Parties have agreed to enter into this agreement, which amends the terms of the Separation Agreement, to reflect the agreement reached with regards to an increase in the Cash Consideration payable under the Separation Agreement and set out their respective responsibilities in connection with the applications that are proposed to be made for admission of the SpinCo Shares to the standard listing segment of the Official List and to trading on the Main Market for listed securities operated by the London Stock Exchange (each as defined in paragraph 2, below), and the documents and process that would be required to be prepared and conducted (respectively) in connection with such applications.

AGREEMENT

1	Limitation and construction of amendments

1.1	The Parties hereby agree that: (a) save to the extent amended pursuant to this agreement, the Separation Agreement shall remain in full force and effect; and (b) except where the context otherwise requires, any and all references to the Separation Agreement in any of the Transaction Documents, or any other document or agreement entered into in connection with the transactions described in the Transaction Documents, shall be construed as a reference to the Separation Agreement as amended by this agreement.

1.2	The amendments to the Separation Agreement pursuant to this agreement shall have effect from and including the date of this agreement (and shall be without prejudice to any rights or obligations of the Parties accrued prior to the date of this agreement).

2	Amendments

The Separation Agreement is hereby amended as set out in this paragraph 2.

2.1	Clause 4.1(A) shall be amended by deleting “the sum of $1,721,000,000” and by inserting “the sum of $1,861,000,000” in its place.

2.2	A new clause 43 shall be inserted as follows:

“43.	SpinCo Prospectus and related matters

43.1	For the purposes of this clause 43:

“Admission”	means admission of the SpinCo Shares to (i) the standard listing segment of the Official List (in accordance with the Listing Rules and FSMA) and (ii) trading on the Main Market for listed securities operated by the London Stock Exchange (in accordance with the Admission and Disclosure Standards of the London Stock Exchange);

“FSMA”	means the Financial Services and Markets Act 2000;

“Listing Rules”	means the listing rules made by the UKLA under Part VI of FSMA, as amended from time to time;

“London Stock Exchange”	means London Stock Exchange plc;

“Official List”	the Official List maintained by the UKLA;

“Reasonable Best Efforts”	shall be interpreted in accordance with the laws of the State of New York as set out in the Merger Agreement;

“SpinCo Prospectus”	means the prospectus required to be published by SpinCo in connection with Admission;

“Supplemental Prospectus”	means any supplemental prospectus required to be published in connection with Admission; and

“UKLA”	means the Financial Conduct Authority in its capacity as the competent authority for the purposes of Part VI of FSMA.

43.2	As promptly as reasonably practicable following the date of this Agreement, Dana shall use its Reasonable Best Efforts to: (i) prepare (or assist with the preparation of) the SpinCo Prospectus; (ii) obtain the approval by the UKLA of the SpinCo Prospectus; and (iii) procure that Admission takes place at or around the Share Purchase Time.

43.3	Dana shall:

(A)	to the extent required, appoint, at its own cost, Dana’s auditors, and shall instruct them to restate Dana’s historical financial information in accordance with International Financial Reporting Standards (as adopted by the European Union) for the purposes of the preparation of the SpinCo Prospectus and any historical information or pro forma financial information to be contained therein;

(B)	use Reasonable Best Efforts to resolve all UKLA comments with respect to the SpinCo Prospectus as promptly as reasonably practicable after receipt thereof and to have the SpinCo Prospectus approved by the UKLA as promptly as reasonably practicable such that it shall be approved, published and made available at the same time as the Circular (as defined in the Merger Agreement) is published and sent to shareholders of GKN;

(C)	as soon as reasonably practicable after the receipt by Dana thereof, provide GKN with copies of any comments and correspondence from the UKLA with respect to the SpinCo Prospectus (including any request for any amendment to the SpinCo Prospectus or for additional information);

(D)	prior to publishing the SpinCo Prospectus (or any Supplemental Prospectus), provide GKN with a reasonable opportunity to review and to propose comments on the SpinCo Prospectus (or Supplemental Prospectus); and

(E)	promptly publish a Supplemental Prospectus where required in the circumstances set out under section 87G of FSMA (subject to clause 43.5, where applicable).

43.4

GKN undertakes that it shall provide Dana as soon as reasonably practicable with all such information about itself, the GKN Group and its directors (including all requisite financial information and reports), and such access in relation to the GKN Driveline Business, as may (in each case) be reasonably requested by or on behalf of Dana for the purposes of the inclusion of such information in the SpinCo Prospectus (or any Supplemental Prospectus), or the use of such information for the purposes of the preparation of the SpinCo Prospectus (or any Supplemental Prospectus), and to provide all such other cooperation assistance as may reasonably be requested by Dana in connection with the preparation of the SpinCo Prospectus (or any Supplemental Prospectus) to the standard that is required for SpinCo to meet its legal and regulatory obligations in relation to the preparation thereof. Without prejudice to the generality of the foregoing, GKN shall provide verification notes verifying the accuracy of statements of fact relating to GKN and GKN directors’ belief statement contained within the SpinCo Prospectus.

43.5	GKN agrees to inform Dana as soon as reasonably practicable if it becomes aware that any information provided for use in the SpinCo Prospectus or any Supplemental Prospectus is or has become false or misleading, and GKN further agrees to provide correct and updated information to enable such false or misleading information to be corrected as may be required.”

3	General

3.1	In this agreement, unless a contrary intention appears:

3.1.1	a reference to a paragraph is a reference to a paragraph of this agreement; and

3.1.2	a reference to a clause is a reference to a clause of the Separation Agreement.

3.2	Prior to the novation of the Separation Agreement in favour of SpinCo pursuant to clause 29.1 thereof, this agreement and the Separation Agreement may only be amended by the agreement in writing of Dana and GKN. Following the novation of the Separation Agreement in favour of SpinCo pursuant to clause 29.1 thereof, this agreement and the Separation Agreement may only be amended by the agreement in writing of Dana, GKN and SpinCo. For the avoidance of doubt, the novation provisions in clause 29 of the Separation Agreement shall apply to that agreement as amended by this letter.

3.3	The provisions of clause 28 (Remedies and waivers), clauses 29.2 to 29.4 inclusive (Assignment and novation), clause 31 (Entire Agreement), clause 32 (Notices), clause 33 (Announcements), clause 34 (Confidentiality), clause 35 (Costs and expenses), clause 36 (Counterparts), clause 37 (Invalidity), clause 38 (Contracts (Rights of Third Parties) Act 1999), clause 40 (Choice of governing law), clause 41 (Disputes prior to or on Share Purchase Time) and clause 42 (Disputes after Share Purchase Time) of the Separation Agreement shall apply to and be incorporated into this agreement as if set out in full herein (with references to “this Agreement” in such provisions being treated as references to this agreement where the context requires).

IN WITNESS WHEREOF this agreement has been duly executed as a DEED and delivered on the date set out at its head.

EXECUTED as a DEED	)
by GKN PLC	)
acting by David Radford	)		/s/ David Radford
)
(Attorney))
in the presence of

Witness:

		Signature:	/s/ Witness signature

		Name:	[Witness name]

		Address:	[Witness address]

		Occupation:	[Witness occupation]

EXECUTED as a DEED by	)
DANA INCORPORATED,	)
a Delaware corporation, by	)
)
Douglas H. Liedberg	)
)
being a person who, in	)	/s/ Douglas H. Liedberg
accordance with the laws of	)	Douglas H. Liedberg,
that territory, is acting under the	)	Senior Vice President, General Counsel & Secretary
authority of the corporation	)